UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 10, 2020

SLM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13251	52-2013874
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Continental Drive	Newark,	Delaware	19713
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (302) 451-0200

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.20 per share	SLM	The NASDAQ Global Select Market
Floating Rate Non-Cumulative Preferred Stock, Series B, par value $.20 per share	SLMBP	The NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 10, 2020, SLM Corporation (the “Company”) entered into an accelerated share repurchase agreement with JPMorgan Chase Bank, National Association, New York Branch (“JPM”) under which the Company will purchase $525 million of its own outstanding common stock, par value $0.20 per share (the “Common Stock”).

On January 22, 2020, the Company announced plans to sell approximately $3 billion of private education loans to fund share repurchases under a newly authorized $600 million share repurchase program. Following this announcement, Sallie Mae Bank, the Company’s primary operating subsidiary, in transactions with unaffiliated third parties, completed the sale of approximately $3 billion of private education loans.

Under a Master Confirmation and Supplemental Confirmation, each dated March 10, 2020 (together, the “Agreement”), JPM expects to deliver to the Company shortly after the date of the Agreement a substantial majority of the shares of Common Stock to be purchased under the Agreement. The actual number of shares of Common Stock to be delivered under the Agreement will be based generally upon a discount to the Rule 10b-18 volume-weighted average price at which the shares of Common Stock trade during the regular trading sessions on the NASDAQ Global Select Market during the term of the Agreement. At settlement, JPM may be obligated to deliver additional shares of Common Stock to the Company or the Company may be obligated to make delivery of Common Stock or a cash payment to JPM, at the Company’s option. The Company expects settlement of the share repurchases under the Agreement to occur before or during the first quarter of 2021.

The Agreement is subject to certain customary adjustments and termination provisions. In addition, upon the occurrence of certain extraordinary events, JPM is entitled to terminate the Agreement, in which case the Company may receive fewer shares of Common Stock than expected.

The preceding description of the Agreement is only a summary and is qualified in its entirety by the terms of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020.

So far in 2020, the Company has repurchased approximately $33 million of Common Stock. The Company may enter into other share repurchase transactions from time to time throughout 2020 as market conditions permit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

Date: March 10, 2020	By:	/s/ STEVEN J. MCGARRY
Steven J. McGarry
Executive Vice President and Chief Financial Officer